UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 4, 2011

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, WI 53143
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 4, 2011, Henry W. Knueppel accepted appointment to the board of directors of Snap-on Incorporated (the “Company”).  The appointment was made by the board and will be effective on September 1, 2011.  The board was expanded by one, to 12 directors, in connection with Mr. Knueppel's election.  The board intends to submit Mr. Knueppel's name for shareholder ratification and election at the 2012 Annual Meeting, and, in accordance with the Company's Bylaws, he will be assigned to a class at that time.  Mr. Knueppel will join the Board's Corporate Governance and Nominating Committee.

Mr. Knueppel, age 63, has served as chairman of Regal Beloit Corporation, a manufacturer of electric motors, mechanical and electrical motion controls and power generation products, since April 2006.  Since joining Regal Beloit in 1979, he has held various positions with increasing responsibility, including serving as its chief executive officer from 2005 until April 2011, and as its president and chief operating officer from 2002-2005. Mr. Knueppel also serves as a director of Harsco Corporation, a diversified, multinational provider of industrial services and engineered products. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

Mr. Knueppel will receive the same compensation as other non-employee directors of the Company.  He will also receive a pro-rated restricted stock unit grant, valued at approximately $66,667, upon commencement of his service as a director.

Mr. Knueppel does not have any business relationships with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date:	August 8, 2011	By:	/s/ Irwin M. Shur
Irwin M. Shur, Vice President,
General Counsel and Secretary